United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 2, 2011 (August 1, 2011)	0-7928
Date of Report (Date of earliest event reported)	Commission File Number

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

(631) 962-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 1, 2011, the Company entered into an amended and restated employment agreement with Mr. Kornberg which, in part, amends Mr. Kornberg’s agreement with the Company dated September 16, 2008. The employment agreement was amended to provide principally for (i) a term ending July 31, 2014, (ii) base salary at his current annual salary of $715,000, (iii) a change from a so-called “single trigger” to a “double trigger” change in control provision that would allow Mr. Kornberg, under certain circumstances (as specified in the agreement) to terminate his employment and receive a lump sum payment from the Company following a Change in Control (as defined in the agreement) of the Company, (iv) eliminating the so-called tax “gross-up” provision with respect to any such lump sum payment in the event of a Change in Control, and (v) replacing Mr. Kornberg’s post-termination rights to participate in medical plans or be paid to facilitate participation by a fixed right to payment of $22,500 for a pre-Change in Control termination by the Company not for cause or by Mr. Kornberg as a result of breach of the agreement and $37,500 for a post-Change in Control termination by Mr. Kornberg for Good Reason or by the Company without cause.

The foregoing summary is qualified in its entirety by reference to the full text of the Third Amended and Restated Employment Agreement filed as Exhibit 10.1 to this Form 8-K and incorporated by reference in this Item 5.02(e).

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Third Amended and Restated Employment Agreement, dated August 1, 2011, between Comtech Telecommunications Corp. and Fred Kornberg.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMTECH TELECOMMUNICATIONS CORP.

Dated: August 2, 2011

By:	/s/ Michael D. Porcelain
Name: Michael D. Porcelain
Title: Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit

10.1	Third Amended and Restated Employment Agreement, dated August 1, 2011, between Comtech Telecommunications Corp. and Fred Kornberg.